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                                                                   EXHIBIT 10.13

                              OPERATING AGREEMENT


                                  by and among


                               Grant Prideco, Inc.
                             a Delaware Corporation

                                       and

                       VOEST-ALPINE SCHIENEN GmbH & Co KG
                         an Austrian limited partnership


                                   relating to

                      VOEST-ALPINE STAHLROHR KINDBERG GmbH
                  VOEST-ALPINE STAHLROHR KINDBERG GmbH & Co KG



                            dated as of July 23, 1999



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                               OPERATING AGREEMENT


This Operating Agreement dated as of July 23, 1999, ("Operating Agreement"), by and among (i) GRANT PRIDECO, Inc., a Delaware corporation with its principal place of business in The Woodlands, Texas and business address at 1450 Lake Robbins Drive, The Woodlands, Texas 77380, ("GRANT"), on the one hand and (ii) VOEST-ALPINE SCHIENEN GmbH & Co KG, an Austrian limited partnership, with its principal place of business in Leoben-Donawitz and business address at Kerpelystrasse 199, 8704 Leoben-Donawitz, Austria, registered in the commercial register of the Higher Court of Leoben under the registration number 165399 i ("VA SCHIENE"), on the other hand.

                                    RECITALS

WHEREAS, VA SCHIENE is the sole limited partner of VOEST-ALPINE STAHLROHR KINDBERG GmbH & Co KG, a limited partnership, duly organized, validly existing and in good standing under the laws of Austria, with its principal place of business in Kindberg and business address at Alpine Strasse 17, A-8652
Kindberg, Austria, registered in the commercial register of the Higher Court of Leoben under the registration number 165400 k ("VASK GmbH & Co KG"), whose registered liability amount is ATS 247,500,000 (in words: Austrian Shillings two hundred forty-seven million five hundred thousand);

WHEREAS, VA SCHIENE is the sole shareholder of VOEST-ALPINE STAHLROHR KINDBERG GmbH, an Austrian limited liability company, duly organized, validly existing and in good standing under the laws of Austria, with its principal place of business in Linz and business address at Voest-Alpine Strasse 1, 4020 Linz, Austria, registered in the commercial register of the Higher Court of Linz under the registration number 106933 f ("VASK GmbH"), having a nominal capital of ATS 500,000 (in words: Austrian Shillings five hundred thousand) which is fully paid-up, being the general partner and therefore the management company of VASK GmbH & Co KG;

WHEREAS, GRANT has concluded with VA SCHIENE an investment agreement, dated as of April 29, 1999 ("Investment Agreement"), regarding the acquisition and assignment of (i) 50.01 % of VA SCHIENE's limited partnership interest in VASK GmbH & Co KG, corresponding to a limited partnership interest of ATS 123,774,750



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(in words: Austrian Shillings one hundred twenty-three million seven hundred seventy-four thousand seven hundred fifty) and (ii) 50% of VA SCHIENE's interest in VASK GmbH, corresponding to a fully paid-up nominal capital of ATS 250,000 (in words: Austrian Shillings two hundred fifty thousand);

WHEREAS, GRANT and VA SCHIENE have concluded a supply agreement, dated as of July 23, 1999 ("Supply Agreement"), regarding the delivery of green pipes on a long-term basis;

WHEREAS, GRANT and VA SCHIENE desire to establish a framework for a long-term relationship in which a combined company could benefit both from GRANT'S expertise in the areas of drill pipe, premium tubulars and premium connections and VASK GmbH & Co. KG's and VASK GmbH's expertise and experience in the manufacture of green pipes and the marketing of oil country tubular products in the Eastern Hemisphere;

WHEREAS, GRANT and VA SCHIENE wish to conclude an agreement defining their general rights and obligations in VASK GmbH & Co KG and VASK GmbH;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GRANT and VA SCHIENE (each a "Party" and together the "Parties) hereby agree as follows:

1.         DEFINITIONS

1.1 All capitalized or other defined terms used in this Operating Agreement shall be as defined in the Investment Agreement unless the context otherwise requires. For the purpose of this Operating
           Agreement:

           "Adjusted EBITDA" shall have the meaning assigned to the term in
           Section 5.2.19 of this Operating Agreement;

           "Adjusted Gross Margin" shall have the meaning assigned to the term in Section 5.2.19 of this Operating Agreement;

           "Auditors" shall have the meaning assigned to such term in Section
           6.3 of this Operating Agreement;



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           "Available Cash" shall mean on any date of determination, the cash and cash equivalents (i.e., investments with a maturity of one year or less) of the Companies on hand on such date (other than capital contributions of a partner or shareholder) less such amounts as VASK GmbH or the management board thereof, as the case may be, shall, in good faith, determine to be necessary to be set aside for (i) the payment of liabilities and obligations of the Companies, contingent or otherwise, (ii) working capital purposes and (iii) Capital Budget Expenditures, as approved from time to time by the Parties;

           "Capital Budget Expenditures" shall mean, for any period of determination, the aggregate amount expended or to be expended by the Companies (in any case as provided for in the Companies' annual business plans) during such period for purchasing new or used equipment for sale or lease during such period, including capitalized repairs and modifications and facility repairs and modifications;

           "Change of Control" shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer, in one transaction or a series of related transactions of all or any portion of shares of or interest in the Parties exceeding 25% to a Competitor or Steel Competitor or any Affiliates thereof; or (ii) if a Competitor or Steel Competitor or any Affiliates thereof shall become the owner, directly or indirectly, beneficially or of record, of any shares of or interest in the Parties representing more than 25% of the aggregate voting rights;

           "Companies" shall mean, collectively, VASK GmbH and VASK GmbH & Co KG or, individually, anyone thereof, as interpretation may require;

           "Competitor" shall mean any Person that is directly or indirectly engaged in the manufacture of seamless tubular goods;

           "Defaulting Party" shall have the meaning assigned to such term in
           Section 10.1 of this Operating Agreement;

           "Directors" shall mean, collectively, the managing directors of VASK GmbH and "Director" any one of them;



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           "Entire Interest" shall have the meaning assigned to such term in
           Section 9.1 of this Operating Agreement;

           "Event of Default" shall have the meaning assigned to such term in
           Section 10.1 of this Operating Agreement;

           "Event of Withdrawal" shall have the meaning assigned to such term in
           Section 10.2 of this Operating Agreement;

           "Expert" shall have the meaning assigned to such term in Section
           9.2.4 of this Operating Agreement;

           "Gross Margin" shall mean net sales less all direct and variable costs of production;

           "IAS" shall mean International Accounting Standards according to the International Accounting Standards Committee;

           "Interest Purchase Price" shall have the meaning assigned to such term in Section 9.2.4 of this Operating Agreement;

           "Management Board" shall have the meaning assigned to such term in
           Section 3.2 of this Operating Agreement;

           "Market Value of the Companies" shall mean, with respect to 100% of equity of the Companies, the price which could reasonably be expected to be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. The Market Value of the Companies shall be determined by the Parties in good faith and in a reasonable manner. In the event the Parties fail to reach an agreement on the Market Value of the Companies, an Expert shall determine the Market Value of the Companies as of the relevant time. In determining the Market Value of the Companies, consideration shall be given to a range of analytical methodologies, potentially including, but not limited to, the following: net asset value, third party offers and expressions of interests to purchase the



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           Companies or the Sale Interest, comparable trading analysis, comparable transaction analysis and discounted cash flow analysis. In the determination of the Market Value of the Companies, the Companies shall be valued as a going concern on a stand-alone basis without regard to synergies that might be achieved by a particular purchaser and without any liquidity discount. In determining the Market Value of the Companies, no consideration should be given to the values that are initially assigned to assets of the Companies for purchase accounting or tax accounting purposes;

           "Offer" shall have the meaning assigned to such term in Section 9.2.1 of this Operating Agreement;

           "Sale Interest" shall have the meaning assigned to such term in
           Section 9.2 of this Operating Agreement;

           "Seller" shall have the meaning assigned to such term in Section 9.2 of this Operating Agreement;

           "Supervisory Board" shall mean the supervisory board of VASK GmbH;

           "Steel Competitor" shall mean any company producing steel billets or steel, excluding, however, companies that are engaged in the fabrication of steel products;

           "Transfer" shall mean with respect to all or any part of any limited partnership interest in VASK GmbH & Co KG or any shares in VASK GmbH, the sale, transfer, assignment, pledge, hypothecation or other disposition thereof; provided, however, for the purpose of clarity that any change of control of either of the Parties or their ultimate parent entities shall not be deemed to be a Transfer nor shall any merger, consolidation, amalgamation, share exchange or similar business combination unless after giving effect to such transaction the Party is controlled by a Competitor; provided, further, however, a distribution of the shares of GRANT by Weatherford International, Inc. ("WFT") to WFT's stockholders shall not be deemed to be a Transfer; and

           "VASK-Group" shall have the meaning assigned to this term in Section
           3.3 of this Operating Agreement.



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1.2        Unless there is something inconsistent in the subject or the context, words denoting the singular number only include the plural and vice versa; wording denoting individuals include corporations and vice versa.

1.3 Unless the context otherwise requires, a reference to a Section is to a Section of this Operating Agreement.

1.4 The provisions of the Investment Agreement shall take precedence over any conflicting provision of this Operating Agreement.

2.         BUSINESS OF THE COMPANIES

2.1        VASK GmbH & Co KG's business shall continue to be:

           (i) the manufacturing of tubes of all kind other than finished drill pipe, in particular seamless steel tubes, and the processing of tubes in Kindberg;

           (ii) the research and development in the field of tube technology and in the field of products referred to in
                     Section 2.1.(i);

           (iii) the distribution of and the trade with the products referred to in Section 2.1.(i) and carrying on of the business of a commercial agent for the products referred to in Section 2.1.(i); and

           (iv) the carrying on of other commercial activities of all kinds, in a subordinate extent with the entire business activities of the limited partnership.

           VASK GmbH & Co KG shall furthermore continue to be entitled to carry on all activities and measures which are necessary or expedient to achieve the above-listed activities and business of VASK GmbH & Co KG.

2.2        VASK GmbH's business shall be:



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           (i)       the manufacturing of tubes of all kinds other than finished drill pipe, in particular seamless steel tubes, and the processing of tubes, in Kindberg;

           (ii) research and development in the field of tube technology and in the field of the products referred to in Section 2.2.(i);

           (iii) the distribution of and the trade with the products referred to in Section 2.2.(i) and carrying on of the business of a commercial agent for the products referred to in Section 2.2.(i);

           (iv) the carrying on of other commercial activities of all kinds, in a subordinate extent with the entire business activities of the company;

           (v) the participation in other companies, in particular the participation as a general partner in VASK GmbH & Co KG; and

           (vi) the assumption of the function of a managing partner in VASK GmbH & Co KG.

           VASK GmbH shall furthermore continue to be entitled to carry on all activities and measures which are necessary and expedient to achieve the above-listed company activities and business.

2.3 The nature of the business and operations of the Companies shall not be changed without the prior consent of both Parties.

3.         MANAGEMENT BOARD

3.1 VASK GmbH is the sole general partner of VASK GmbH & Co KG. VASK GmbH and its Directors are therefore also responsible for the management and the representation of VASK GmbH & Co KG. The admittance of any third Person as general partner of VASK GmbH & Co KG requires the consent of both Parties.

3.2 VASK GmbH shall have two Directors (collectively also referred to as the "Management Board"), who are from time to time to be proposed by



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           VA SCHIENE. GRANT undertakes to vote in VASK GmbH's shareholders'
           meeting according to VA SCHIENE's proposal(s), except for good cause as determined by both Parties regarding the ability of the nominated Directors. Upon request of GRANT, the Directors shall also be removed for good cause in accordance with applicable laws (including the Austrian Limited Liability Company Act ("GmbHG")). It is explicitly agreed among the Parties that a Director shall be removed if the Director does not comply with the provisions of this Operating Agreement. Notwithstanding the forgoing provisions, GRANT's right pursuant to Section 16 paragraph 2 of the "GmbHG" remains unaffected.

3.3 The Directors shall conduct and manage the business and affairs of the Companies and their subsidiaries (hereinafter also referred to as "VASK-Group") in accordance with (i) applicable laws, (ii) VASK GmbH's articles of association, (iii) VASK GmbH & Co KG's partnership agreement, (iv) the by-laws, (v) the resolutions of the shareholders, partners and Supervisory Board and (vi) the provisions set forth in the employment contracts, if any.

3.4 VASK GmbH and VASK GmbH & Co KG shall be represented by two Directors jointly and severally or by one Director together with an agent with special authority ("Prokurist"). VASK GmbH and VASK GmbH & Co KG shall also be represented by two agents with special authority, to the extent permitted by law.

3.5 The Supervisory Board of VASK GmbH shall resolve by-laws for the Directors in a form as attached hereto as Schedule 3.5 determining, in particular, transactions requiring the prior consent of the shareholders' meeting and/or the Supervisory Board.

3.6 Meetings of the Directors shall be held on a regular basis, but not less frequently than every month. Resolutions shall be adopted by unanimous vote. In case of a tie, the issue shall be brought before the Supervisory Board which shall resolve the issue in a final manner.

3.7 Each Party to this Operating Agreement agrees and undertakes with the other to procure that:



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3.7.1      VASK GmbH's Directors shall exercise VASK GmbH's voting right in VASK
           GmbH & Co KG in accordance with shareholders' meetings instructions;

3.7.2 Within two months after the end of each business year the Companies' annual financial statements for that year shall be prepared and audited, if required by law, in accordance with IAS;

3.7.3 The Companies and the Directors shall keep the Parties informed of the business of the VASK-Group and furnish them with such information relating to the business, financial position and affairs of the VASK-Group on a regular basis and as they may from time to time reasonably require;

3.7.4 All confidential, non-public information provided by the VASK-Group for the purpose of the foregoing provisions

           (i)       shall remain the absolute property of the VASK-Group;

           (ii) may be used by the Parties and their Affiliates and advisors for the sole purpose of monitoring and making decisions relating to their investment in the Companies provided that such Affiliates and advisors are subject to the confidentiality obligations as provided in this Section 3.7.4;

           (iii)     shall be kept confidential; and

           (iv)      may not be disclosed by any Party except

                     (A) as may be required by law or  regulation or by order of a court of competent jurisdiction;

                     (B) financial information regarding the Companies may be
                         disclosed in the financial statements and public reports of the Parties and their Affiliates;

                     (C) in connection with any legal proceedings arising out
                         of or relating to the Transaction Documents; and



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                     (D) that each of the shareholders and partners may include reasonable summaries of its investment in the Companies and the financial position of the Companies in any report and accounts or documents issued to Affiliates of the shareholders and partners, and each of the Parties shall procure that its directors, officers and employees shall comply with all the provisions of this sub-clause.

3.8 Each Party to this Operating Agreement agrees with the other to cause the Directors to exercise their rights to ensure that the business of the Companies is conducted in accordance with this Operating Agreement, sound business practice and, as between the Parties to this Operating Agreement, in good faith.

4.         SUPERVISORY BOARD

4.1 The Supervisory Board shall consist of four members not including the representatives delegated by the Companies' works council pursuant to Sec. 110 ArbVG (the "Labour Relations Act"). The members are appointed by the shareholder's meeting. Each Party shall each have the right to delegate two members to the Supervisory Board. The right to delegate includes the right to revoke and substitute the delegated members to the Supervisory Board. The right to separate election pursuant to Section 30b GmbHG is thereby exercised by the Parties. Each Party undertakes to procure the appointment of the members to the Supervisory Board delegated by the other Party. Any committee set up by the Supervisory Board shall contain an equal number of members delegated by each of the Parties.

4.2 The members of the Supervisory Board shall be delegated for a term ending at the close of the shareholder's meeting that resolves on their release from responsibility for the third business year after their delegation, not taking into account the business year of the delegation. Re-delegation is permissible only by the Party who initially delegated such delegate.

4.3 For its term the Supervisory Board shall elect the Chairman and the Deputy Chairman from among its Members. The Supervisory Board shall elect as Chairman and Deputy Chairman the members delegated by VA SCHIENE.



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           Unless otherwise provided in the by-laws, the articles of association or under applicable law, resolutions shall be adopted by a simple majority of the votes cast. The members of the Supervisory Board delegated by GRANT and VA SCHIENE shall meet prior to the meeting of the Supervisory Board in order to discuss each item of the agenda and shall be bound for purposes of the Supervisory Board meeting by any agreement reached in such pre-meeting. If those members cannot reach an agreement in such prior meeting, they shall resolve each item of the agenda by a simple majority of the votes cast. In case of a tie, the vote of the Chairman (during his absence the vote of the Deputy Chairman) shall prevail if the Companies will suffer material damage in case no resolution would be passed. In the matters referred to in
           Section 5.2, the Chairman or the Deputy Chairman shall have no tie breaking vote. The required quorum for the pre-meeting is one member delegated by each Party.

4.4 Members of the Supervisory Board may authorize a proxy in writing to represent him/her at a particular meeting of the Supervisory Board or one of its committees, who shall have the rights provided in the GmbHG. The proxy may also be entrusted with the representation of more than one member of the Supervisory Board and shall have the right to present votes for each of the members of the Supervisory Board.

4.5 The Parties shall have the right to delegate advisors from time to time to any meeting of the Supervisory Board, provided that the other Party is notified with sufficient time in advance of such delegation along with a brief description of the qualifications of the advisor delegated, in order to enable the other Party to determine in its sole discretion whether to also delegate an advisor with similar qualifications. The advisors shall have no voting right.

4.6 Each Party to this Operating Agreement agrees with the other to cause the members of the Supervisory Board to exercise their rights to ensure that the business of the Companies is conducted in accordance with sound business practice and, as between the parties to this Operating Agreement, in good faith.

4.7 The Parties undertake to cause that at any meeting of the Supervisory Board or a committee at least one of its delegated members - or a proxy - will be present. If a Party fails to comply with this obligation, a second meeting shall be called



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           with the same agenda. Such meeting may adopt resolutions regardless of the representation of either Party.

4.8 The Supervisory Board first appointed by the shareholders' meeting shall adopt the Supervisory Board by-laws attached hereto as Schedule 4.8.

5.         CONDUCT OF THE COMPANIES

5.1 The Parties shall at all times ensure, by the exercise of their voting rights and powers of control in relation to the Companies, full compliance with the provisions of this Operating Agreement so as to give full effect to its terms.

5.2 The taking of any fundamental or material action will require the approval of the Supervisory Board or, to the extent required by the applicable law, the shareholders' meeting. Subject to Section 4.7 herein, both Parties must be represented at any meeting of the shareholders or of the partners at which the following fundamental or material actions are to be considered:

5.2.1 mergers, consolidations, amalgamations, changes to the organizational or constituent documents of the VASK-Group;

5.2.2 sales of any capital assets having a book or market value in excess of ATS 10 million;

5.2.3      the making of any material tax election;

5.2.4      the changing of any accounting policy or method;

5.2.5 the entering into of any contract with GRANT or VA-SCHIENE or any Affiliate of GRANT or VA-SCHIENE (other than purchases of raw materials in the ordinary course of business pursuant to pricing and other arrangements previously authorized and except for those contracts concluded in the normal course of business);

5.2.6 the incurrence of any indebtedness, other than in the normal course of business;



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5.2.7      the increase and/or reduction of the Companies' registered capital or partnership contributions or the issuance of any additional equity or rights to acquire equity in the Companies;

5.2.8      the creation of any subsidiaries or partnerships;

5.2.9 any fundamental change in the business of the Companies as described in Sections 2.1 and 2.2 herein;

5.2.10 the purchase of any capital assets for an amount in excess of ATS 10 million that was not approved as part of the budget by both GRANT and VA-SCHIENE;

5.2.11 any amendment to any contract or agreement with VA-SCHIENE or GRANT other than amendments to contracts or agreements in the ordinary course of business pursuant to pricing and other arrangements previously authorized; provided, however, that the termination of the Supply Agreement shall be a matter for the Management Board to decide and shall not be subject to this section 5.2;

5.2.12 the approval of the Companies' annual financial statements and the allocation and distribution of the Companies' profits, provided that if the Parties fail to reach an agreement within the period of eight
           (8) months after the end of the business year, the Companies' annual financial statements and the allocation and distribution of the Companies' profits shall be adopted as has been suggested by the Management Board in accordance with the terms of this Agreement;

5.2.13     the calling of additional payments by GRANT and VA-SCHIENE;

5.2.14     the issuance of instructions for VASK GmbH's Management Board;

5.2.15     the determination of Available Cash;

5.2.16     an increase or decrease in the size of the Supervisory Board;



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5.2.17     the declaration of dividends or other distributions to any of the shareholders or partners other than is provided herein;

5.2.18 the issuance of any additional shares or other interests in either of the Companies;

5.2.19 a decision to provide indemnification under Section 12 of the Supply Agreement or a request for a stay or continuation of the Supply Agreement under Section 12 of the Supply Agreement if, in each case,
           (A) the earnings before interest, taxes, depreciation and amortization of the business of VASK GmbH & Co. KG for the immediately preceding three calendar months, excluding revenues and income from sales under the Supply Agreement (the "Adjusted EBITDA") is negative or (B) the average Gross Margin per metric ton of Green Pipe to be sold under the Supply Agreement after giving effect to the payment or potential payment by VASK GmbH & Co. KG of the U.S. Antidumping or Countervailing Duties imposed on the Green Pipe or preliminarily determined to be imposed on the Green Pipe ("Adjusted Gross Margin") is less than ATS 300;

5.2.20 any amendment or modification to the articles of association or partnership agreement, as the case may be, of the Companies;

5.2.21 the appointment or removal of the Special Sales Advisor as defined in the Supply Agreement; or

5.2.22     the opening and closing of any representative or sales office.

5.3 Any action taken in violation of Section 5.2 shall be null and void between the Parties, to the extent permitted by applicable law.

5.4 Each Party shall have 50% of the outstanding votes in VASK GmbH and such portion of the outstanding votes in VASK GmbH & Co KG corresponding to such Party's portion of the entire limited partnership interest. Resolutions to be adopted:



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                                      -16-

           (i) by VASK GmbH's shareholders' meeting require a simple majority of the votes cast, unless otherwise stipulated by law or by this Operating Agreement, the by-laws or the articles of association; and

           (ii) by VASK GmbH & Co KG's partners' meeting require an unanimous vote.

 5.5 If the Parties fail to reach an agreement with respect to fundamental or material actions listed in Section 5.2 in the shareholders' meeting or in the partners' meeting, the action in dispute will not occur and the respective Company shall continue to operate in the ordinary course.

5.6        If indemnification is provided by VASK GmbH & Co. KG pursuant to
           Section 12 of the Supply Agreement, the decision to provide indemnification in lieu of a stay or termination under the Supply Agreement will be subject to review by the Parties every three calendar months based on the actual Adjusted EBITDA and Adjusted Gross Margin realized during the six month period then ended. If as a result of such review, the Adjusted EBITDA for such period is negative or if the Adjusted Gross Margin is less than ATS 300, GRANT may request the Supervisory Board to cancel the indemnification and to stay. In such case, VA SCHIENE shall cause its representatives to vote in favor of such cancellation.

6.         ACCOUNTING AND FISCAL AFFAIRS; INSPECTIONS

6.1 The Companies shall keep or cause to be kept full, complete, proper and accurate records and books of account for the Companies. Such records and books of account shall be:

           (i) prepared and presented in accordance with IAS, consistently applied;

           (ii)   maintained on the basis of accrual accounting;

           (iii) adequate to provide each Party with all financial information that may be needed by such Party or any of its Affiliates for purposes of satisfying the financial or tax reporting obligations of such Party or Affiliate;



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           (iv)   kept at the principal office of the Companies; and

           (v) open for the inspection, examination and copying by any Party or that Party's authorized representative as often as may reasonably be desired.

6.2 The Companies shall establish IAS accounting policies and a system of internal controls and procedures designed to ensure that the Companies and any of its subsidiaries keep and maintain records and books that, in sufficient and reasonable detail, accurately and fairly reflect all transactions of the VASK-Group.

6.3 The Companies shall continue to engage as independent auditors ("Auditors") for the Companies, if an audit is mandatorily required by law, the firm of Grant-Thornton-Jonasch & Platzer or such other firm of internationally recognized, independent certified public accountants as the Parties shall mutually agree. The Auditors shall at the end of each fiscal year

           (i) audit the records and accounts of the Companies, if required by law, and

           (ii) render their opinion on the statements of financial condition of the Companies as of the end of each fiscal year and related statements of income and changes in financial condition for each fiscal year.

6.4 The Companies shall furnish to each of the Parties annually, within sixty (60) days following the end of each business year, a complete copy of the Companies' annual financial statements audited by the Auditors in accordance with IAS, containing statements of profit and loss and the balance sheet for the Companies. Such statements shall set forth the financial condition and income and expenses for the Companies for the immediately preceding fiscal year, including without limitation, statements of annual net operating income. In addition, the Companies shall furnish to each of the Parties, on or before twenty (20) days after the end of each fiscal quarter, a quarterly report in a form reasonably acceptable to the Parties, certified by the Companies, containing the Companies' quarterly and year-to-date unaudited financials, prepared in accordance with IAS. The Companies shall furnish to the Parties on a monthly basis financial information with respect to the Companies.

6.5 The Companies shall furnish to each of the Parties, promptly but within fourteen (14) days after request (or if more than fourteen
           (14) days is reasonably necessary, as soon thereafter as may be reasonably possible), such further detailed information with respect to the Companies' financial condition, results of operations and affairs as may be reasonably requested by any Party and that is directly related to the properties, business or operations of the Companies.

6.6 The Companies shall cause all tax returns and reports required to be filed by the Companies to be prepared and timely filed with the appropriate authorities and shall furnish to the Parties copies of such tax returns and reports promptly after the filing of the same upon request. The Companies shall retain all such tax returns and reports.

6.7 In addition to the financial statements of the Companies, all other statements and financial information provided under this Operating Agreement shall be prepared in accordance with IAS.

6.8 Each Party shall have the right to conduct financial and operational audits of the VASK-Group, at its own expense, and the VASK-Group, the respective management board and the Auditors shall cooperate fully with the auditors and representatives of the Parties in connection therewith, including without limitation responding to any comments and suggestions made thereby. Copies of all internal audits conducted by a Party pursuant to this Section 6.8, and all responses of VASK-Group and the respective management board thereto, shall be furnished to the Parties. If in the course of any audit (or other review) of the VASK-Group, problems are noted and the response or action of VASK-Group made with regard thereto is deemed by a Party not to be adequate, the Parties shall attempt to agree upon a satisfactory resolution. If the Parties cannot agree, the dispute shall be submitted to the Auditors, who shall attempt to propose a satisfactory resolution.

7.         CERTAIN RESTRICTIONS

7.1 The Parties agree and acknowledge that it is their intention to maintain their interest in the Companies on a long term basis and this Operating Agreement defines the general terms and obligations of the Parties in the Companies for such long term basis. Other than provided in Section 12 of this Operating Agreement, any termination of this Operating Agreement shall be excluded to the extent permitted by the applicable law. The Parties further agree not to effect a Transfer of their interest in the Companies for a period of eight (8) years except as provided in Sections 10 and 15 and any Transfer of a Party's interest in the Companies before such time shall entitle the other Party, in addition to its right of first refusal pursuant to
           Section 9 of this Operating Agreement, to all damages suffered by such Party and its Affiliates as a result of such Transfer.

7.2 No Party shall have the right to dissolve, terminate or liquidate, or to petition a court for the dissolution, termination or liquidation of, the Companies. No Party at any time shall have the right to petition or to take any action to subject the Companies' assets or any part thereof to the authority of any court or other governmental body in connection with any bankruptcy, insolvency, receivership or similar proceeding unless otherwise required by law.

8.         DISTRIBUTION OF PROFITS

8.1 The balance-sheet profit of the Companies remaining after write-offs, depreciation, value adjustments, formation of reserves and provisions, including the endowment of the statutory reserve, shall be entirely distributed to the shareholders and partners of the Companies, as the case may be, unless otherwise provided by the shareholders' meeting or partners' meeting. The shares in profit due to the shareholders and partners, as the case may be, as dividends or distributions shall be divided among them in proportion to their contributions. It is, however, agreed among the Parties that dividends and distributions shall be paid by the Companies only to the extent Available Cash is available. No dividends or distributions shall be made if the Companies are then insolvent or would thereby be made insolvent or rendered unable to carry on their business purposes, or if the fair value of the Companies' assets after such distribution would be insufficient to meet its liabilities.

8.2 Any dividends or distributions shall be due within 14 days after the annual financial statements of the respective business year have been approved. No Party shall be entitled to receive any other dividends or distributions during the business year unless otherwise agreed by both Parties.

8.3 Any annual dividends and distributions attributable to GRANT's interests in VASK GmbH & Co KG and VASK GmbH within the first five business years, commencing with the business year 1999/2000, up to or equal to Installment III due pursuant to the Investment Agreement shall be transferred together with the dividends and distributions attributable to VA SCHIENE to a bank account nominated by VA SCHIENE. Any portion of the dividends or distributions attributable to GRANT exceeding Installment III shall be transferred to a bank account nominated by GRANT. Dividends and distributions shall be payable within 14 (fourteen) days after the respective annual financial statements have been approved.

9.         RIGHT OF FIRST REFUSAL

9.1 GRANT and VA-SCHIENE agree that they will not at any time effect a Transfer of the ownership of their shares in VASK GmbH and/or their limited partnership interest in VASK GmbH & Co KG ("Entire Interest"), otherwise than in accordance with the following provisions of this section.

9.2 If, at any time after the 8 years term or such date when the Purchase Price is paid in full, whichever is later, either Party ("Seller") wishes to Transfer to a third Person its Entire Interest ("Sale Interest"), such Transfer shall be made pursuant to following procedures:

 9.2.1 Seller shall first make an offer ("Offer") in writing to sell and transfer the Sale Interest to the other Party, provided that such an offer shall not be validly made unless it shall specify the name of the third Person to whom Seller wishes to sell the Sale Interest, the price in cash bona fide offered to be paid by the third Person for the Sale Interest and all other terms and conditions Seller as agreed on with the third Person. The Offer shall contain a copy of the binding written offer from the third Person wishing to acquire the Sale Interest, including a commitment that the third Person shall agree to be bound by the terms of this Operating Agreement.

 9.2.2 The Offer shall remain open for a period of 30 (thirty) days from the date when it is served on the other Party and the other Party shall be entitled to state its willingness to purchase all but not part of the Sale Interest.

 9.2.3 If the other Party has accepted in writing within the period pursuant to Section 9.2.2 the Offer, Seller shall sell and transfer and the other Party shall purchase the Sale Interest free from all Liens for the Interest Purchase Price and on substantially the same terms and conditions as offered by the third Person, with the exceptions of price, parties, notices and other matters relating specifically to the fact that the purchaser is different than the purchaser in the Offer. Adequate security shall be agreed upon to guarantee the payment of the Interest Purchase Price. The Parties agree to draw up an assignment agreement for the transfer of Seller's interest in VASK GmbH & Co KG and a notarial transfer deed for the transfer of Seller's interest in VASK GmbH and any additional required documents within one month from the day of receipt of the written acceptance of the Offer on substantially the terms set forth in the Offer with the exceptions of price, parties, notices and other matters relating specifically to the fact that the purchaser is different than the purchaser in the Offer. Any costs related to the consummation of this sale shall be borne by the purchasing Party, except as may be required by the terms of the Offer. Parties shall work together to timely obtain all approvals, if any, required for the transfer of the Sale Interest. The Parties shall execute the agreement(s) related to the transfer of the Sale Interest outside of Austria.

9.2.4 The purchase price for the Sale Interest ("Interest Purchase Price") shall be the Market Value of the Companies allocated to the Sale Interest (based upon the percentage ownership of the Companies which the Sale Interest represents). The Parties shall first attempt to agree upon the Market Value of the Companies for a period of 30 days following the date on which the Offer was communicated to the other Party. After the expiration of such 30-day period the Market Value of the Companies shall be determined by an internationally recognized investment banking firm ("Expert"). The other Party shall notify Seller forthwith after the expiration of the 30-day period of the name of the Expert nominated by the other Party for determining the Market Value of the

           Companies. Seller may notify the other Party within seven (7) business days after receipt of the name of the Expert that Seller objects to the Expert, stating reasons for such objection. If no such objections are timely notified, the Expert nominated by the other Party shall be deemed to be mutually agreed upon by the Parties. If the other Party shall have failed to nominate an Expert the Seller is entitled to do so within 14 days. Seller shall notify the other Party forthwith after the expiration of the 14 day period of the name of the Expert nominated by the Seller for determining the Market Value of the Companies. The other Party may notify Seller within seven (7) days after receipt of the name of the Expert that the other Party objects to the Expert, stating the reasons for the objection. In the case of timely objections or if neither Party shall have nominated an Expert the Parties shall undertake their best efforts to agree on an Expert within further 14 days after (i) the other Party has been notified of Seller's objections or (ii) in the event the other Party failed to nominate an Expert and the Seller has made such nomination, the Seller has been notified of the other Party's objections, as the case may be. In the case that the Parties do not reach an agreement on the Expert within such period, each of the Parties may request the President of the Chamber of Public Certified Accountants in Vienna to nominate an Expert within 2 weeks. The Expert shall determine the Market Value of the Companies in a final and binding manner within four (4) weeks and shall:

           (i)       prepare a report which

                     (A) sets forth such Expert's determination of the Market Value of the Companies (which shall be a single amount as opposed to a range); and

                     (B) includes work papers which indicate the basis for and calculation of the Market Value of the Companies; and

           (ii) deliver to GRANT and VA SCHIENE a written opinion as to the Market Value of the Companies.

           The Parties shall give the Expert full access to all documents, records and books for that purpose. The costs of the Expert shall be borne equally by the Seller (half) and the other Party (half).

 9.2.6 Each Party may appoint a designee which shall be an Affiliate of the Party to exercise its right pursuant to Section 9.2 provided that the respective Party and its designee shall be jointly and severally liable for the performance of obligations resulting therefrom.

 9.2.7 If the other Party shall have failed to accept the Offer made to it within the period stated in Section 9.2.2, Seller is entitled to sell the Sale Interest to the third Person stated in the Offer, provided that such third Person shall agree to be bound by the terms of this Operating Agreement, at a price not less than the price stated in the Offer and on the terms and conditions substantially similar to those stated in the Offer within 180 days after the Offer was not accepted by the other Party or the expiration of the period pursuant to
           Section 9.2.2 whichever is earlier. After the expiration of this 180-day period, the Sale Interest shall be reoffered to the other Party pursuant to this Section 9.2.

9.3 The restrictions set forth in Section 9.2 shall not apply to any Transfer of any part of the Entire Interest by any Party among its Affiliates, provided that the provisions of the Operating Agreement will continue to be applicable to the respective Affiliate after the transfer and the transferring Party agrees to be jointly and severally liable for all obligations provided for herein and the respective Affiliate shall agree in writing to be bound by the provisions of this Operating Agreement.

10.        MANDATORY SELL OBLIGATION

10.1 The occurrence of any of the following events shall constitute an "Event of Default" hereunder on the part of the Party with respect to whom such event occurs (the "Defaulting Party"), if such default continues without being cured for ninety (90) days after written notice thereof by the Party not in default:

           (i) a breach of GRANT's payment obligations pursuant to the Investment Agreement;

           (ii) a material breach of VA SCHIENE's indemnity obligations pursuant to the Investment Agreement;

           (iii) a material default in the performance of or failure to comply with any other material obligations or undertakings of a Party contained in this Operating Agreement or the Investment Agreement;

10.2 The occurrence of any of the following events shall constitute an "Event of Withdrawal" hereunder on the part of the Party with respect to whom such event occurs (also the "Defaulting Party") immediately upon such occurrence without any requirement of notice from the other Party or passage of time except as specifically set forth below:

           (i)    A Change of Control;

           (ii) institution by a Party of proceedings of any nature under any laws of Austria, the United States or of any state, whether now existing or subsequently enacted or amended, for the relief of debtors wherein such Party is seeking relief as debtor;

           (iii) a general assignment by a Party for the benefit of its creditors;

           (iv) the institution by a Party of a case or other proceeding under the Austrian or United States Bankruptcy Law, as now existing or hereafter amended or becoming effective;

           (v) the institution against a Party of a case or other proceeding with respect to it under the Austrian or United States Bankruptcy Law, as now existing or hereafter amended or becoming effective, which proceeding is not dismissed, stayed or discharged within a period of 60 days after the filing thereof or if stayed, which stay is thereafter lifted without a contemporaneous discharge or dismissal of such proceeding;

           (vi) the appointment of a receiver, custodian, trustee or like officer, to take possession of assets having a value in excess of US$ 25,000,000 of a Party if the pendency of said receivership would reasonably tend to have a Material Adverse Effect upon the performance by said Party of its obligations under the Transactions Documents, which receivership remains undischarged or unstayed for a period of 60 days from the date of its imposition;

           (vii) admission by a Party in writing of its inability to pay its debts as they mature;

           (viii) attachment, execution or other judicial seizure of all or any substantial part of a Party's assets or of a Party's Entire Interest, or any part thereof, such attachment, execution or seizure being with respect to an amount not less than US $25,000,000 and remaining undismissed, unstayed or undischarged for a period of 60 days after the levy thereof, if the occurrence of such attachment, execution or other judicial seizure would reasonably tend to have a Material Adverse Effect upon the performance by said Party of its obligations under the Transaction Documents; provided, however, that said attachment, execution or seizure shall not constitute an Event of Withdrawal hereunder if said Party posts a bond sufficient to fully satisfy the amount of such claim or judgment within 15 days after the levy thereof and the Party's assets are thereby released from the lien of such attachment; or

           (ix)   the resignation or withdrawal of the Party from Vask GmbH & Co
                  KG.

10.3 Upon the occurrence of an Event of Default or an Event of Withdrawal by any Party, the other Party may purchase the Defaulting Party's Entire Interest at an Interest Purchase Price as defined pursuant to
           Section 9.2.4; provided, however, that if the Event of Default is a result of the breach of GRANT's payment obligations pursuant to the Investment Agreement, the Interest Purchase Price payable by VA SCHIENE shall not exceed ATS 400 million (provided that VA SCHIENE may off-set any unpaid Purchase Price amounts owed by GRANT against the Interest Purchase Price).

10.4       (a) VA SCHIENE shall be entitled to purchase GRANT's Entire Interest from GRANT for an Interest Purchase Price determined pursuant to
               Section 9.2.4 if the Supply Agreement is terminated by VASK GmbH & Co. KG under Section 3.2 of the Supply Agreement due to a material default by GRANT as defined in Section 3.3 of the Supply Agreement;

           (b) GRANT shall be entitled, at GRANT's election, to either purchase VA SCHIENE's Entire Interest or sell to VA SCHIENE GRANT's Entire Interest at the Interest Purchase Price determined pursuant to
               Section 9.2.4 if the Supply Agreement is terminated by GRANT under Section 3.2 of the Supply Agreement due to a continued intentional failure by VASK GmbH & Co. KG to materially meet the quality and specifications requirements or the delivery requirements under the Supply Agreement.


11.        CONFIDENTIALITY

           Each Party to this Operating Agreement undertakes to keep confidential and secret all confidential business and trade secrets and/or information of which it may learn or become informed, provided however, such obligation shall not apply to any information that (i) is or becomes part of the public domain, (ii) is already in the possession of the Parties or (iii) is lawfully disclosed to either of the Parties by a third Person. This obligation shall survive the effective termination of the Operating Agreement for a period of five
           (5) years.

12.        TERM OF AGREEMENT

           This Operating Agreement is concluded for an indefinite term. It shall be deemed to be terminated if and when a Party validly acquires the Entire Interest of the other Party pursuant to Section 9 or 10.

13.        NOTICES

13.1 Any notice, request or other communication to be given or made under this Operating Agreement shall be in writing. Such notice, request or other communication shall be deemed to have been duly given or made when it shall be delivered by hand, air-mail, telex or telefax to the Party to which it is required or permitted to be given or made at such Party's address specified below or at such other address as such Party shall have designated by notice to the party giving or making such notice, request or other communication.

           For GRANT:

           GRANT Prideco, Inc.
           1450 Lake Robbins Drive
           The Woodlands, Texas 77380
           USA
           attn: John Coble and Curtis Huff
           Telephone: (281) 297-8500
           Telecopy:  (281) 297-8569 and
                      (281) 297-8488

           With a copy to

           BRUCKHAUS WESTRICK HELLER LOBER
           Seilergasse 16
           1010 VIENNA
           AUSTRIA
           att.: Jenny W.T. Power
           Telephone (++431) 515 15-210 or 310
           Telecopy (++431) 512 6394

           If to VA SCHIENE to

           VA Schiene GmbH
           KerpelyStrasse 201
           8700 Leoben
           AUSTRIA
           att.:Willibald Mautner
           Telephone: (++43) 3842/202 4453
           Telecopy: (++43) 3842/202 2444

           With a copy to


           VOEST-ALPINE STAHL AG
           Voest-Alpine-Strasse 1
           4020 Linz

           AUSTRIA
           att: Hubert Possegger
           Telephone: (++43/70/6585-9516)
           Telecopy: (++43/70/6980-5581)

14.        RIGHTS, REMEDIES AND WAIVERS

14.1 No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to any Party upon any default under the Transaction Documents shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of any Party therein affect or impair any right, power or remedy of the other Party in respect of any other default.

14.2 No single or partial exercise of any right, power or remedy occurring to any Party upon in default under the Transaction Documents shall preclude any other or further exercise thereof or the exercise of any other legal right.

14.3 No waiver of any right, power or remedy accruing to any Party upon any default under the Transaction Documents shall be effective unless given in writing by that party.

14.4 The rights or remedies provided for herein are cumulative and are not exclusive of any other rights, powers or remedies provided by law.

14.5 The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion of any other appropriate right or remedy.

15.        SUCCESSOR AND ASSIGNMENT

           Unless expressly provided in this Operating Agreement, no Party shall transfer or assign its rights and obligations hereunder. The Parties may transfer or assign all of the limited partnership interest in VASK GmbH & Co KG and all of the shares of VASK GmbH to any Affiliate provided that such Party informs the other Party of the intended transfer reasonably in advance and agrees to remain jointly and severally liable with the acquiring Affiliate for all its obligations under this Operating Agreement. If the transfer is made to more than one Affiliate, the Parties shall amend this Operating Agreement to appropriately reflect the division of that Party's interest.

16.        GOVERNING LAW

           This agreement shall be governed by and construed in accordance with the substantive laws of Austria without regard to the conflict of law rules thereof.

17.        DISPUTE RESOLUTION

           All disputes arising out of this Investment Agreement or related to its violation, termination or nullity shall be finally settled under the Rules of Arbitration and Conciliation of the International Arbitral Centre of the Austrian Federal Economic Chamber in Vienna (Vienna Rules) by one or more arbitrators appointed in accordance with these rules. The number of arbitrators shall be three; the substantive law of Austria shall be applicable; the language to be used in the arbitral proceedings shall be English. The place of arbitration shall be Vienna, Austria.

18.        AMENDMENTS AND WAIVERS

18.1 The provisions of this Operating Agreement shall override any provisions to the contrary in the articles of association of VASK GmbH and the partnership agreement of VASK GmbH & Co KG from time to time in force and in the event of any such conflict the Parties shall, unless otherwise agreed, procure the amendment of the articles of association or the partnership agreement to conform with this Operating Agreement accordingly.

18.2 This Operating Agreement may only be amended or varied in writing signed by or on behalf of each of the Parties.

19.        HEADINGS

           The headings in this Operating Agreement are inserted for convenience only and do not affect its interpretation.

20.        COUNTERPART

           This Operating Agreement shall be executed in three originals with each Party, and VASK GmbH receiving one.



Vienna, July 23, 1999



    /s/ [ILLEGIBLE]                               /s/ [ILLEGIBLE]
   -------------------                    ----------------------------------
   GRANT PRIDECO, Inc.                    VOEST-ALPINE SCHIENEN GmbH & Co KG

VOEST-ALPINE STAHLROHR KINDBERG GmbH acknowledges the content of this Operating Agreement and agrees to comply with the provisions contained therein relating to itself.

Vienna, July 23, 1999


/s/ [ILLEGIBLE]
------------------------------------
VOEST-ALPINE STAHLROHR KINDBERG GmbH